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EXHIBIT 21

SUBSIDIARIES

Name	Jurisdiction of Organization
Hurricane, LLC	Massachusetts
ImmunoGen Europe Limited	United Kingdom
ImmunoGen Securities Corp.	Massachusetts

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  EXHIBIT 21
SUBSIDIARIES